As filed with the Securities and Exchange Commission on  September 30, 2010
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORCE FUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	56-2284320
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4630 Campus Drive, Suite 101
Newport Beach, CA 92660
 (Address of principal executive offices) (Zip Code)

FORCE FUELS, INC. 2010 INCENTIVE PLAN
 (Full title of the plan(s))

Oscar C. Luppi
President and Chief Executive Officer
4630 Campus Drive, Suite 101
Newport Beach, CA 92660
 (Name and address of agent for service)

(949) 783-6723
(Telephone number, including are code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 if the Exchange Act.

Large Accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share under the FORCE FUELS, INC. 2010 INCENTIVE PLAN	2,500,000 shares	$0.45(2)	$1,125,000 (2)	$80.21

(1)	The securities to be registered include options and rights to acquire the Common Stock of Force Fuels, Inc.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the price shown is based upon the average of the high and low sales prices reported for the Registrant’s Common Stock on the OTC Bulletin Board on September 28, 2010, which was $0.45  per share.

TABLE OF CONTENTS

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
	Item 3.	Incorporation of Documents by Reference
	Item 4.	Description of Securities
	Item 5.	Interests of Named Experts and Counsel
	Item 6.	Indemnification of Directors and Officers
	Item 7.	Exemption From Registration Claimed
	Item 8.	Exhibits
	Item 9.	Undertakings

SIGNATURES

INDEX TO EXHIBITS

EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2 (CONTAINED IN EXHIBIT 5.1)
EXHIBIT 24

INTRODUCTION

This Registration Statement on Form S-8 is filed by Force Fuels, Inc. (referred to herein as the “Registrant” or the “Company”) relating to 2,500,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), issuable to eligible employees, directors, consultants and advisors under the Force Fuels, Inc. 2010 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant is not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Force Fuels, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009 filed with the Commission on December 24, 2009;

(b)	The Registrant’s latest prospectus filed March 10, 2010 pursuant to Rule 424(b) Registration No. 333-157061.

(c)
The Registrant’s Quarterly Reports on Form 10-Q for the periods ending October 31,2009, January 31, 2009 and April 30, 2010 with the SEC on December 30, 2009, March 22, 2009 and June 22, 2010, respectively; and

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 26, 2010; and

(e)
The Registrant’s Registration Statement No. 000-49993 on Form 10SB-12(g) filed with the Commission on December 9, 2002, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

In addition, this Registration Statement will incorporate by reference all documents that the Registrant files under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All of those documents will be considered a part of this Registration Statement from the respective dates of filing. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this Registration Statement. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Wilson, Haglund & Paulsen, P.C., Counsel for the Registrant.

Item 6.	Indemnification of Directors and Officers.

 Article XI, Section 43 of our Bylaws contains provisions which require that the company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502 of the Nevada Revised Statutes. The Company’s Articles of Incorporation currently do not contain any provisions relating to indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit
4.1	2010 Incentive Plan.
4.2	Form of Nonstatutory Stock Option Grant.
5.1	Opinion and Consent of Wilson, Haglund & Paulsen, P.C.
23.1	Independent Accountants’ Consent — Kabani & Company, Inc., Certified Public Accountants
23.2	Consent of Wilson, Haglund & Paulsen, P.C. (contained in Exhibit 5.1).
24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

The undersigned hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any additional or changed material information on the plan of distribution.

(2)
that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, California, on September 29, 2010.

FORCE FUELS, INC.

By:	/s/ Oscar C. Luppi
Name:	Oscar C. Luppi
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Oscar C. Luppi, as such person's true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Oscar C. Luppi	President and Chief Executive	Sept. 29, 2010
Oscar C. Luppi	Officer and Chairman
(Principal Executive Officer)

/s/ Thomas C. Hemingway	Vice President, Director	Sept. 29, 2010
Thomas C. Hemingway

/s/ Donald Hejmanowski	Secretary, Treasurer and Director	Sept. 29, 2010
Donald Hejmanowski

INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1	2010 Incentive Plan.
4.2	Form of Nonstatutory Stock Option Grant
5.1	Opinion and Consent of Wilson, Haglund & Paulsen, P.C.
23.1	Independent Accountants’ Consent — Kabani & Company, Inc., Certified Public Accountants.
23.2	Consent of Wilson, Haglund & Paulsen, P.C. (contained in Exhibit 5.1).
24	Power of Attorney (included on signature page).